Exhibit 10.11

PUTNAM COUNTY SAVINGS BANK

SUPPLEMENTAL LIFE INSURANCE AGREEMENT

Putnam County Savings Bank (the “Bank”) and Joseph D. Roberto (the “Insured”) hereby establish this Putnam County Savings Bank Supplemental Life Insurance Agreement (the “Agreement”) effective as of March 1, 2013, with respect to certain life insurance policies (the “Policy” or “Policies”) issued by a duly licensed life insurance company (the “Insurer”) on the life of the Insured. A separate endorsement form (“Endorsement Form”) and benefit schedule (“Benefit Schedule”) shall be provided to Insured with respect to Insured’s death benefits under this Agreement.

The Bank is the owner of the Policy or Policies set forth on the Endorsement Form and the respective rights and duties of the Bank and Insured in the Policy or Policies are set forth herein, on the Endorsement Form and on the Insured’s Benefit Schedule. This Agreement is intended to consist of one or more non-equity endorsement split dollar agreement(s).

1. Policy Title and Ownership; Endorsement.

(a) Policy title and ownership shall reside in the Bank for its use and for the use of the Insured, all in accordance with this Agreement. Each Policy shall be treated as “bank owned life insurance” (“BOLI”). The Bank may, to the extent of its interest, exercise the right to borrow or withdraw on the Policy cash values. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

(b) The Insured shall be entitled to the lesser of the dollar amount set forth in the Benefit Schedule or the Net Death Proceeds under the Policy or Policies. The “Net Death Proceeds” means the total death proceeds of the Policy or Policies minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

(c) An endorsement (either on the form attached hereto or in the form required by the Insurer) must be completed and filed with the Insurer for each Policy in order to implement the rights and obligations set forth in this Agreement. The parties agree that the Policy shall be subject to the terms and conditions of this Agreement and of the endorsement filed with the Insurer.

(d) The Bank agrees that, except as otherwise provided herein, it shall not sell, assign, transfer, surrender or cancel the policy, or change the beneficiary designation without the express written consent of the Insured.

(e) Notwithstanding the foregoing, the Bank shall be permitted to exchange or replace a Policy or Policies on the life of an Insured with a comparable policy of life insurance in an exchange qualifying under Section 1035 of the Internal Revenue Code. In such event, the Insured shall agree to provide medical information and cooperate with medical insurance-related testing required by a prospective insurer for implementing the replacement policy or, if necessary, for modifying or updating to a comparable insurer.

2. Beneficiary Designation Rights. The Insured (or assignee) shall have the right and power to designate a beneficiary or beneficiaries to receive the Insured’s share of the Policy proceeds payable upon the death of the Insured, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement. The Bank shall not terminate, alter or amend the Insured’s beneficiary designations without the written consent of the Insured. The Bank shall be the beneficiary of any proceeds remaining under the Policy after the payment required under this Agreement has been made to the Insured’s designated beneficiary.

3. Premium Payment. The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the Policy in force. Notwithstanding the foregoing, the Bank shall have the absolute and sole right to terminate and surrender any or all of the Policies that are subject to this Agreement.

4. Taxable Benefit. Annually, the Insured will recognize a taxable benefit equal (a) the current term rate for the Insured’s age, multiplied by (b) the net death benefit payable to the Insured’s beneficiary. The Bank (or its administrator) will timely report to the Insured the amount of such imputed income each year on IRS Form W-2 or its equivalent. The Bank and the Insured intend that this Agreement will be subject to taxation under the “economic benefit regime” set forth in Treasury Regulations section 1.61-22(d), such that the Insured shall have taxable income equal to the annual cost of the current life insurance coverage provided under the Policy.

5. Division of Death Proceeds. Upon the death of the Insured, the Bank shall cooperate with the Insured’s designated beneficiary to take whatever action is necessary to collect the death benefit provided under the Policy. Subject to Sections 6 and 9 below, the division of the death proceeds of the Policy shall be as set forth on the Insured’s Benefit Schedule, provided, however, that in no case will the Insured’s death benefits be greater than the Net Death Proceeds. All death benefits provided under this Agreement are in addition to any group life insurance coverage maintained by the Bank on its employees.

6. Ownership of the Cash Surrender Value of the Policies.

(a) The Bank shall at all times be entitled to one hundred percent (100%) of the Policy’s cash value, as that term is defined in the Policy contract, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank. Such cash value shall be determined as of the date of surrender or death, as the case may be.

(b) The Bank may pledge or assign the Policy, subject to the terms and conditions of this Agreement, for the sole purposes of securing a loan from the Insurer. The amount of such loan, including accumulated interest thereon, shall not exceed the lesser or (i) the amount of the premiums on the Policy paid by the Bank, or (ii) the cash surrender value of the Policy (as defined in the Policy). Interest charges on such loan shall be paid by the Bank.

7. Rights of Insured or Assignees. With the Bank’s written consent, the Insured may assign without consideration the Insured’s interests in the Policy and in this Agreement to any person, entity or trust. If the Insured transfers all of the Insured’s interest in the Policy, then all of the Insured’s interest in the Policy and in this Agreement shall be vested in the Insured’s transferee, who shall be substituted as a party hereunder, and the Insured shall have no further interest in the Policy or in this Agreement.

8. Insurer. The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities and persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

9. Termination.

(a) Termination of Agreement. This Agreement shall terminate upon the surrender, lapse or other termination of all of the Policies by the Board.

(b) Termination of Coverage. Coverage under the Agreement (and all rights of the Insured and his beneficiary(ies)) will terminate if: (i) any regulatory agency requires the Bank to sever its relationship with the Insured, (ii) the Bank is subjected to any regulatory restrictions limiting its ability to pay such compensation to the Insured, (iii) upon the occurrence of the bankruptcy, insolvency, receivership or dissolution of the Bank, (iv) termination of the Putnam County Savings Bank Supplemental Executive Retirement Plan (“SERP”) before the Insured has any vested benefit under the SERP, or (v) upon termination of the Insured’s employment for Cause (as defined in the SERP), regardless of whether the Insured has a vested benefit in the SERP, or (vii) as may otherwise be determined by the Board in good faith.

10. Amendment and Revocation. The Insured and the Board agree that, during the Insured’s lifetime, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Insured and the Board or may be amended and revoked at any time without the consent of the Insured if, in the sole discretion of the Board, such amendment or termination is necessary or desirable as a result of changes in the tax laws or accounting rules.

11. ERISA Provisions.

To the extent this Agreement is treated as a “welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the following provisions shall apply.

(a) The Board, or in the Board’s discretion, a Committee of the Board composed of its non-employee directors, shall be the “Administrator” and named fiduciary for purposes of ERISA under this Agreement. Accordingly, the Board shall have authority to control and manage the operation and administration of this Agreement, including the right to interpret any provision of this Agreement, and such interpretation shall be binding on all parties.

(b) All premiums paid with respect to the Policy shall be remitted to the Insurer when due in accordance with the Agreement.

(c) Benefits under this Agreement shall be paid directly by the Insurer, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

(d) For purposes of handling claims with respect to this Agreement, the “Claims Reviewer” shall be the Administrator, unless another person or organizational unit is designated by the Board as Claims Reviewer.

12. Claims Procedure.

(a) Any person or entity who has not received benefits under this Executive Split Dollar Agreement that he or she believes should be paid (the claimant) shall make a claim for such benefits as follows:

(1) Initiation of Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits.

(2) Timing of Adminstrator Response. The Administrator shall respond to such claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(3) Notice of Decision. If the Administrator denies part of or the entire claim, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with: (i) The specific reasons for the denial; (ii) A reference to the specific provisions of this Agreement on which the denial is based; (iii) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; (iv) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and (v) A statement of the claimant’s right, if any, to bring a civil action under the Employee Retirement Income Security Act of 1974 (ERISA) section 502(a) following an adverse benefit determination on review.

(b) Review Procedure. If the Administrator denies part of or the entire claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows:

(1) Initiation of Written Request. To initiate the review, the claimant, within 60 days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

(2) Additional Submissions of Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(3) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(4) Timing of Administrator Response. The Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(5) Notice of Decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall be set forth with: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of the Agreement on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and (iv) a statement of the claimant’s right to bring a civil action under ERISA section 502(a).

(c) In no event may a claimant commence a legal action for benefits the claimant believes are due to the claimant until the claimant has exhausted all of the remedies and procedures set forth in this Section and under ERISA.

14. Miscellaneous.

(a) Binding Agreement. The Insured and the Bank agree that this Agreement shall be binding on their heirs, successors, personal representatives and assigns.

(b) Severability. If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms.

(c) Governing Law. This Agreement shall be governed by the laws of the State of New York, to the extent not pre-empted by federal law, without regard to conflict of law provisions.

(d) Notices. Any notice, consent or demand required or permitted to be given hereunder shall be in writing and shall be signed by the party giving such notice, consent or demand. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, FedEx (or other reputable overnight delivery service) to such party’s last known address as shown on the Bank’s records. The date of the mailing shall be deemed to be the date of the notice.

(f) Binding on Successors. This Agreement and the payment of all benefits hereunder shall be binding on any and all successors to the Bank.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank, through its duly authorized representative, has executed this Agreement on the date set forth below.

PUTNAM COUNTY SAVINGS BANK

2/20/13	By:	/s/ Richard F. Weiss
Date

JOSEPH D. ROBERTO

2/25/13	By:	/s/ Joseph Roberto
Date